USG CORPORATION
				 INVESTMENT PLAN


				REPORT ON AUDITED
			    FINANCIAL STATEMENTS AND
			     SUPPLEMENTAL SCHEDULES


		     YEARS ENDED DECEMBER 31, 1993 AND 1992

				TABLE OF CONTENTS


							       PAGE

   INDEPENDENT AUDITORS' REPORT                                 1

   FINANCIAL STATEMENTS:

	Statement of Net Assets Available
	  for Plan Benefits                                     2

	Statement of Changes in Net Assets
	  Available for Plan Benefits                           4

	Notes to Financial Statements                           6


   SUPPLEMENTAL SCHEDULES:

	I.  Schedule of Investments Held
	     at Year End                                       12

	II.  Schedule of Reportable Transactions               13

			      HILL, TAYLOR & CO.
			 CERTIFIED PUBLIC ACCOUNTANTS
		     116 SOUTH MICHIGAN AVE - 11TH FLOOR
			  CHICAGO, ILLINOIS  60603
				312/332-4964
			  FAX:  312/332-0181


			  INDEPENDENT AUDITORS' REPORT

PENSION AND INVESTMENT COMMITTEE
USG CORPORATION
CHICAGO, ILLINOIS

We have audited the accompanying statement of net assets available for plan benefits of the USG Corporation Investment Plan as of December 31, 1993 and 1992, and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of investments held at year end as of December 31, 1993, and reportable transactions for the year ended December 31, 1993, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


					/s/ Hill, Taylor & Co.

March 11, 1994


						   USG CORPORATION INVESTMENT PLAN
					STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
						     DECEMBER 31, 1993 AND 1992

									    1993
				 ---------------------------------------------------------------------------------------------
				  USG COMMON      FIXED       GOVERNMENT     EQUITY                                FORFEITURE
				    STOCK         INCOME      INVESTMENT      INDEX       BALANCED      GROWTH        CASH
				     FUND          FUND          FUND         FUND          FUND         FUND       ACCOUNT
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------

     ASSETS:
       Investments at
	 Market                  $ 7,808,353   $ 99,587,130  $ 4,239,684  $ 13,088,923  $ 2,085,506  $ 2,275,173     $ 19,356

       Receivables:
	 Employer contributions
	   receivable                ---          5,800,000      ---           ---          ---          ---          (19,000)
	 Employee contributions
	   receivable                ---           ---           ---           ---          ---          ---          ---

	 Interest and
	   dividend receivable            77         61,796       10,749           115           27           30           53

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures             1,520,393       ---            40,891       109,172    1,353,057    1,030,682        2,969
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------
	 Total Receivables         1,520,470      5,861,796       51,640       109,287    1,353,084    1,030,712      (15,978)
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------
       Total Assets                9,328,823    105,448,926    4,291,324    13,198,210    3,438,590    3,305,885        3,378
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------

     LIABILITIES:
	 Benefits payable             71,111      3,079,023       36,258        63,605        2,215        2,978      ---

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures                14,580      3,613,797       85,595       333,753        6,027        3,412      ---
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------
       Total Liabilities              85,691      6,692,820      121,853       397,358        8,242        6,390      ---
				 ------------ -------------- ------------ ------------- ------------ ------------ ------------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS         $ 9,243,132   $ 98,756,106  $ 4,169,471  $ 12,800,852  $ 3,430,348  $ 3,299,495      $ 3,378
				 ============ ============== ============ ============= ============ ============ ============

					     1993
				 ---------------------------
				  INVESTMENT
				     PLAN
				    LOANS         TOTAL
				 ------------ --------------

     ASSETS:
       Investments at
	 Market                      ---      $ 129,104,125

       Receivables:
	 Employer contributions
	   receivable                ---          5,781,000
	 Employee contributions
	   receivable              2,304,501      2,304,501

	 Interest and
	   dividend receivable       ---             72,847

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures               ---          4,057,164
				 ------------ --------------
	 Total Receivables         2,304,501     12,215,512
				 ------------ --------------
       Total Assets                2,304,501    141,319,637
				 ------------ --------------

     LIABILITIES:
	 Benefits payable            ---          3,255,190

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures               ---          4,057,164
				 ------------ --------------
       Total Liabilities             ---          7,312,354
				 ------------ --------------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS         $ 2,304,501  $ 134,007,283
				 ============ ==============

	       The accompanying notes to financial statements are an integral part of these statements.



						    USG CORPORATION INVESTMENT PLAN
					  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
						      DECEMBER 31, 1993 AND 1992
							      (Continued)
										1992
				  ------------------------------------------------------------------------------------------------
				     USG COMMON         FIXED          GOVERNMENT         EQUITY       FORFEITURE
				       STOCK            INCOME         INVESTMENT          INDEX          CASH
					FUND             FUND             FUND             FUND         ACCOUNT         TOTAL
				  ----------------  --------------  -----------------  -------------  ------------  --------------

	ASSETS:
      Investments at
	 Market                       $ 6,284,827   $ 100,617,220        $ 4,043,099   $ 10,550,343     $ 105,218   $ 121,600,707

       Receivables:
	 Employer contributions
	   receivable                   ---             1,100,000          ---              ---           (80,000)      1,020,000
	 Employee contributions
	   receivable                   ---              ---               ---              ---           ---            ---

	 Interest and
	   dividend receivable                345          20,290             11,127             98           297          32,157

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures                  ---              ---                  16,889        500,850         2,495         520,234
				  ----------------  --------------  -----------------  -------------  ------------  --------------
	 Total Receivables                    345       1,120,290             28,016        500,948       (77,208)      1,572,391
				  ----------------  --------------  -----------------  -------------  ------------  --------------
       Total Assets                     6,285,172     101,737,510          4,071,115     11,051,291        28,010     123,173,098
				  ----------------  --------------  -----------------  -------------  ------------  --------------

     LIABILITIES:
	 Benefits payable                 165,237       3,270,597            117,105        138,349       ---           3,691,288

	 Accrued Administrative
	   expenses payable             ---              ---               ---              ---           ---            ---

	 Pending transactions
	   from participants'
	   elections for transfers
	   between funds or
	   forfeitures                    345,957         174,277          ---              ---           ---             520,234
				  ----------------  --------------  -----------------  -------------  ------------  --------------
       Total Liabilities                  511,194       3,444,874            117,105        138,349       ---           4,211,522
				  ----------------  --------------  -----------------  -------------  ------------  --------------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS              $ 5,773,978    $ 98,292,636        $ 3,954,010   $ 10,912,942      $ 28,010   $ 118,961,576
				  ================  ==============  =================  =============  ============  ==============

				  The accompanying notes to financial statements are an integral part of these statements.

						USG CORPORATION INVESTMENT PLAN
				 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
					     YEARS ENDED DECEMBER 31, 1993 AND 1992
									    1993
			       --------------------------------------------------------------------------------------------
				USG COMMON      FIXED       GOVERNMENT     EQUITY                               FORFEITURE
				  STOCK         INCOME      INVESTMENT      INDEX       BALANCED      GROWTH       CASH
				   FUND          FUND          FUND         FUND          FUND         FUND       ACCOUNT
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------

     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       beginning of year       $ 5,773,978   $ 98,292,636  $ 3,954,010  $ 10,912,942      ---          ---        $ 28,010
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
     ADD (DEDUCT):
     Corporation contributions     ---          5,912,883      ---           ---          ---          ---         (25,181)

     Employee contributions        270,206      8,915,065      682,747     2,166,606      335,486      472,697      ---
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
				   270,206     14,827,948      682,747     2,166,606      335,486      472,697     (25,181)
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
     Income from investments:
       Dividend income             ---           ---           ---           354,332       24,137       10,733      ---
       Interest income               3,918      6,306,656      127,065       ---          ---          ---           9,202
       Realized gain (loss) on
	 sale of investments    (4,909,950)      ---           ---         2,726,236       50,056       97,186      ---
       Unrealized appreciation
	 for the year            5,770,605       ---           ---        (1,904,664)     (17,158)     (77,149)     ---
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
				   864,573      6,306,656      127,065     1,175,904       57,035       30,770       9,202
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
     Benefit payments and
       participant withdrawals    (221,782)   (10,898,107)    (363,269)     (702,646)      (3,170)      (3,389)       (551)

     Participants' elections for
       transfers between funds   2,643,203     (7,671,072)    (168,524)     (664,395)   3,047,024    2,802,829      10,935

     Withdrawals from funds        (87,046)    (2,057,904)     (62,558)      (87,554)      (6,027)      (3,412)     ---
       due to loans to participants

     Administrative expenses       ---            (44,051)     ---                (5)     ---          ---         (19,037)
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
     Net increase (decrease) in
       assets during the year    3,469,154        463,470      215,461     1,887,910    3,430,348    3,299,495     (24,632)
			       ------------ -------------- ------------ ------------- ------------ ------------ -----------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       end of year             $ 9,243,132   $ 98,756,106  $ 4,169,471  $ 12,800,852  $ 3,430,348  $ 3,299,495     $ 3,378
			       ============ ============== ============ ============= ============ ============ ===========

					   1993
			       ---------------------------

				   LOAN
				 ACCOUNT        TOTAL
			       ------------ --------------

     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       beginning of year           ---      $ 118,961,576
			       ------------ --------------
     ADD (DEDUCT):
     Corporation contributions     ---          5,887,702

     Employee contributions        ---         12,842,807
			       ------------ --------------
				   ---         18,730,509
			       ------------ --------------
     Income from investments:
       Dividend income             ---            389,202
       Interest income             ---          6,446,841
       Realized gain (loss) on
	 sale of investments       ---         (2,036,472)
       Unrealized appreciation
	 for the year              ---          3,771,634
			       ------------ --------------
				   ---          8,571,205
			       ------------ --------------
     Benefit payments and
       participant withdrawals     ---        (12,192,914)

     Participants' elections for
       transfers between funds     ---           ---

     Withdrawals from funds      2,304,501       ---
       due to loans to participants

     Administrative expenses       ---            (63,093)
			       ------------ --------------
     Net increase (decrease) in
       assets during the year    2,304,501     15,045,707
			       ------------ --------------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       end of year             $ 2,304,501  $ 134,007,283
			       ============ ==============

			       The accompanying notes to financial statements are an integral part of these statements.

					       USG CORPORATION INVESTMENT PLAN
				  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
					     YEARS ENDED DECEMBER 31, 1993 AND 1992
							 (continued)
									    1992
				  ---------------------------------------------------------------------------------------
				   USG COMMON        FIXED       GOVERNMENT      EQUITY       FORFEITURE
				     STOCK          INCOME       INVESTMENT       INDEX          CASH
				      FUND           FUND           FUND          FUND         ACCOUNT         TOTAL
				  -------------  -------------  ------------  -------------  ------------  --------------

     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       beginning of year          $ 20,589,161   $ 88,981,872   $ 3,860,889    $ 7,486,542     $ 606,192   $ 121,524,656

     ADD (DEDUCT):
     Corporation contributions         ---          1,098,614       ---            ---          (607,561)      $ 491,053

     Employee contributions            ---          9,736,797       764,951      1,840,099       ---          12,341,847
				  -------------  -------------  ------------  -------------  ------------  --------------
				       ---         10,835,411       764,951      1,840,099      (607,561)     12,832,900
				  -------------  -------------  ------------  -------------  ------------  --------------
     Income from investments:
       Dividend income                 ---            ---           ---            258,983       ---             258,983
       Interest income                   6,856      7,012,051       156,529        ---             7,273       7,182,709
       Realized gain (loss) on
	 sale of investments        (8,582,284)       ---           ---            117,433       ---          (8,464,851)
       Unrealized appreciation
	 for the year               (4,226,694)       ---           ---            346,334       ---          (3,880,360)
				  -------------  -------------  ------------  -------------  ------------  --------------
				   (12,802,122)     7,012,051       156,529        722,750         7,273      (4,903,519)
				  -------------  -------------  ------------  -------------  ------------  --------------
     Benefit payments and
       participant withdrawals        (775,469)    (8,753,232)     (402,142)      (497,799)      ---         (10,428,642)

     Participants' elections for
       transfers between funds      (1,237,592)       295,773      (426,217)     1,361,360         6,676        ---

     Administrative expenses           ---            (79,239)      ---                (10)       15,430         (63,819)
				  -------------  -------------  ------------  -------------  ------------  --------------
     Net increase (decrease) in
       assets during the year      (14,815,183)     9,310,764        93,121      3,426,400      (578,182)     (2,563,080)
				  -------------  -------------  ------------  -------------  ------------  --------------
     NET ASSETS AVAILABLE
       FOR PLAN BENEFITS,
       end of year                 $ 5,773,978   $ 98,292,636   $ 3,954,010   $ 10,912,942      $ 28,010   $ 118,961,576
				  =============  =============  ============  =============  ============  ==============

				  The accompanying notes to financial statements are an integral part of these statements

			USG CORPORATION
			INVESTMENT PLAN

		 NOTES TO FINANCIAL STATEMENTS
		  DECEMBER 31, 1993 AND 1992



1.  DESCRIPTION OF THE PLAN

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989 ("The Plan"), was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. On January 2, 1989, the Plan was amended and completely restated effective as of January 1, 1989 ("restated Plan"). The amendment and restatement incorporates all prior amendments to the Plan and makes changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees effective January 1, 1989, and to change the name of the Plan to the USG Corporation Investment Plan.

The Plan was established to provide a means for eligible hourly and salaried employees to participate in the earnings of the Corporation, to build a supplemental retirement fund and to provide additional disability and death benefits.

The Plan provides, among other things, that participants may contribute up to 9% of their annual compensation to the Plan during the year effective January 1, 1989, 15% from October 1, 1985 to December 31, 1988 and 12% prior to October 15, 1985. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's and the Corporation's contributions. The Plan requires completion of five years of credited service in order to be 100% vested in the Corporation contribution. Employee contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement, disability, or death.

Employee contributions are invested by the Trustee in one of six funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) United States Government obligations (Government Investment Fund), (c) other obligations providing a fixed rate of interest (Fixed Income Fund), (d) an equity index fund which provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor's 500 Composite Stock Price Index (Equity Index Fund), (e) a balanced fund which invests in several broadly diversified asset classes, including domestic and foreign common stock and bonds, preferred stocks and cash (Balanced Fund), or (f) a growth fund which invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund). Investment in the USG Common Stock Fund was suspended effective January 1, 1992, but was reopened July 1, 1993.

Participants may elect to have their contributions invested in 5% increments in any fund beginning July 1, 1993 and in 25% increments in any fund before June 30, 1993.
Participants can also change their investment election and previous accumulated account each quarter. In order to change their investment options, transfer their prior accumulated account to another investment option, increase or decrease the percent of contributions, and to make requests for withdrawals, participants are required to provide notice by the 15th day of the last month of any quarter.

At December 31, 1993 and 1992, the Fixed Income Fund was primarily composed of an investment in group annuity contracts maintained by New York Life Insurance Co.,
Metropolitan Life Insurance Co. and John Hancock Mutual Life
Insurance Co.  The Equity Index Fund was invested in the
Vanguard Institutional Index Fund.

As of December 31, 1993 the Balanced Fund was invested in the Fidelity Puritan Fund and the Growth Fund was invested in the IDS New Dimensions Fund.

Corporation contributions, whether made in cash or stock, are initially invested in the Fixed Income Fund. If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in collective investment funds and any earnings in the fund are credited to the participants' accounts.

The sixth amendment to the Plan was adopted in 1993 which provides that the Corporation makes formula matching contributions for each plan year commencing after December 31, 1992, if at least 80% of the consolidated earnings goal of the Corporation has been met for that plan year. For each calendar quarter commencing after December 31, 1993, the Corporation will also make quarterly matching contributions in an amount equal to 25% of each eligible participant's basic contributions made during that calendar quarter not in excess of 4% of his or her earnings for that calendar quarter. This amendment also established a balanced fund and a growth fund which increases the investment options under the Plan to six. In addition, provisions for loans to participants were established by this amendment. Certain provisions of the sixth amendment are effective January 1, 1993, July 1, 1993 and October 1, 1993, respectively.

The Plan funds are administered under the terms of a Trust agreement with The Northern Trust Company. The Trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period.

The Plan is administered by the Pension and Investment Committee, which consists of three or more members appointed by the Board of Directors of the USG Corporation. Administrative expenses of the Plan, except for charges such as brokerage fees and expenses related to group annuity contracts, are paid by the Corporation.

At December 31, 1993 and 1992, there were approximately 9,730 and 8,200 participants in the Plan, respectively.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The amounts in the accompanying statements were accumulated from the reports of the Trustee (Note 1). The statements are prepared on the accrual basis of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the statements to accrue for the portion of annual contributions unpaid at year-end.

All investments of the Plan are valued at market. Unrealized appreciation (depreciation) of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Market value and cost are equal for the group annuity contract and short-term investments.

Metropolitan Life Insurance Co., New York Life Insurance Co. and John Hancock Mutual Life Insurance Co. group annuity contracts earned guaranteed interest at rates varying from 5.75% to 8.77% at December 31, 1993 and 1992, respectively. The Insurance contract earnings are calculated net of administrative fees.

For the USG Common Stock Fund, cost is $49,882,418 and $54,963,763 as of December 31, 1993 and 1992, respectively. For the Equity Index Fund, market value increased $315,649 and $2,220,312 in excess of cost at December 31, 1993 and 1992, respectively. For the Balanced Fund and the Growth Fund, market value declined by $17,158 and $77,149 less than cost at December 31, 1993, respectively.

Pending transactions from participants' elections for transfers between funds represent the fourth quarter transfers between funds that were elected by participants but have not been executed by the Trustee before year-end as well as withdrawals from participants' accounts to make loans to them. In order to present the proper balance of net assets in each fund at year-end, a receivable and payable were used to record such pending transactions and the net amount of transfers in or out for each fund during the year was presented in participants' elections for transfers between funds on the accompanying statement of changes in net assets available for plan benefits.

Benefits payable at year-end relate to amounts owed to participants who have terminated the Plan and amounts that are being withdrawn by active participants.

3. TAX STATUS

The Plan, as amended and restated, effective January 1, 1989, meets the requirements of Section 401 (a) of the Internal Revenue Code and, accordingly, its income is exempt from Federal income tax under Section 501 (a). Employer contributions and the income of the Plan are not taxable to the participants until distributions are made.


4. EMPLOYER CONTRIBUTIONS

The Corporation will make a contribution with respect to each eligible participant only if at least 80% of the Corporation's consolidated earnings goal is met.

The Corporation matching contribution schedule was changed for the 1993 Plan year. Beginning July 1, 1993, each 1% increase in goal attainment from 80% to 99% of goal results in a corresponding 1% increase in the profit sharing match, starting at a 10% match with the attainment of 80% of earnings goal. Each 1% increase in goal attainment from 100% to 109% of goal will result in a 2% increase in the profit sharing match, starting from a 30% match with attainment of 100% of goal earnings. And each 1% increase in goal attainment from 110% and above will result in a 2.5% increase in the profit sharing match, starting from 50% matching with attainment of 110% of goal earnings. Before June 30, 1993, the Corporation matching contribution was 10% with attainment of 80% to 89.9% of earnings goal, 20% matching with attainment of 90% to 99.9% of earnings goal, 30% matching contribution with attainment of 100% to 109.9% of earnings goal and 50% matching contribution with attainment of 110% to 119.9% of earnings goal. With every subsequent incremental increase of 10 full percentage points in achievement of consolidated earnings goal there was an incremental increase of 25 percentage points in corporation contributions measured as a percent of participants' contributions.

Employer contribution amounts forfeited by terminated employees are applied as a credit against future Corporation contributions or used to pay fees of the plan and are held in the Forfeiture Cash Account.

5. DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of any termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

6. INVESTMENTS

The following is a summary of the Plan's investments as well as the net realized and unrealized appreciation
(depreciation) for 1993 and 1992:

INVESTMENTS AT       DECEMBER 31, 1993               DECEMBER 31, 1992
FAIR VALUE                         NET                             NET
DETERMINED BY                  APPRECIATION                   APPRECIATION
QUOTED MARKET       FAIR      (DEPRECIATION)       FAIR      (DEPRECIATION)
PRICE:              VALUE     IN FAIR VALUE        VALUE     IN FAIR VALUE

USG Common
  Stock          $ 7,779,857   $    860,654    $  6,087,894  $(12,808,978)
Vanguard Index
  Trust           13,028,957        821,573      10,480,625       463,767
Fidelity Puritan
  Fund             2,059,716         32,898             -              -
IDS New Dimension
  Fund             2,240,128         20,037             -              -

SUB-TOTAL         25,108,658      1,735,162      16,568,519   (12,345,211)


INVESTMENTS AT
FAIR VALUE
DETERMINED BY
OTHER THAN
QUOTED MARKET
PRICE:

Mortgages,
  Notes,
  Contracts       76,070,985         ---         92,971,945        ---
Collective
  Short-Term
  Investment
  Fund            27,924,482         ---         12,060,243        ---

SUB-TOTAL        103,995,467         ---        105,032,188        ---

TOTAL
INVESTMENTS     $129,104,125   $  1,735,162    $121,600,707  $(12,345,211)

At December 31, 1993 and 1992, the following investments exceeded 5% of the net assets available for the Plan benefits:


				     1993                 1992

USG Corporation Common Stock     $ 7,779,857          $ 6,087,894

Metropolitan Life Insurance
  Company, GAC 12577              20,330,895           28,297,618

New York Life Insurance
  Company, GAC 05892              13,420,101           24,676,107

John Hancock Mutual Life
      GAC 6317                    42,319,989           39,998,220

Vanguard Index Trust              13,028,957           10,480,625

Collective Short Term
  Investment Fund                 27,889,436            8,017,144

7.  PARTICIPANT LOANS

Effective October 1, 1993, a participant can obtain a loan from the Plan. Under the Plan's loan provisions, the maximum loan allowable is one half of a participant's vested account balance or $50,000, whichever is less. The minimum loan amount is $1,000. Additional amounts can be taken in $100 increments. The Plan restricts the participant to one outstanding loan at a time. The loan can be repaid by the participant over a five year period, or sooner, in full, with interest at the prime rate. Default on a loan by a participant will be treated as a hardship withdrawal and will be subject to IRS tax penalties.


SCHEDULE I
			   USG CORPORATION
			   INVESTMENT PLAN


		     SCHEDULE OF INVESTMENTS HELD AT YEAR END
			   DECEMBER 31,  1993

				    PRINCIPAL
				 AMOUNT/NUMBER OF                          FAIR
				     SHARES             COST               VALUE


COMMON STOCK

   USG Corporation                  265,978         $ 49,882,418      $   7,779,857

   Vanguard Index Trust             294,773           12,713,308         13,028,957

   Fidelity Puritan Fund            130,776            2,076,874          2,059,716

   IDS New Dimension Fund           156,215            2,317,277          2,240,128


TOTAL COMMON STOCKS                 847,742           66,989,877         25,108,658


CONTRACTS

   New York Life Insurance
     Company,  GAC 05892       $ 13,420,101           13,420,101         13,420,101

   Metropolitan Life Insurance
     Company,  GAC 12577       $ 20,330,895           20,330,895         20,330,895

   John Hancock Mutual Life,
     GAC 6317                  $ 42,319,989           42,319,989         42,319,989


TOTAL CONTRACTS                  76,070,985           76,070,985         76,070,985


SHORT-TERM INVESTMENTS

   Collective Government
     Short-Term Investment
     Fund                      $  4,239,684            4,239,684          4,239,684

   Collective Short-Term
     Investment Fund           $ 23,684,798           23,684,798         23,684,798

TOTAL SHORT-TERM
  INVESTMENTS                                       $ 27,942,482       $ 27,942,482


TOTAL INVESTMENTS                                   $170,985,344       $129,104,125



SCHEDULE II


				    USG CORPORATION
				    INVESTMENT PLAN


			  SCHEDULE OF REPORTABLE TRANSACTIONS
			  FOR THE YEAR ENDED DECEMBER 31, 1993



SERIES OF TRANSACTIONS IN THE SAME SECURITY:


		     TOTAL        COST       TOTAL      CURRENT        NET
  DESCRIPTION OF   NUMBER OF       OF      NUMBER OF    VALUE OF       GAIN
     SECURITY      PURCHASES      ASSET      SALES       SALES        (LOSS)

Vanguard
  Index Trust         50      $16,523,785     14      $14,730,191  $2,659,402

Collective
  Short-term
  Investment
  Fund               343       44,397,291    146       28,764,683     ---

New York Life
    GAC #05892        12        1,651,309     13       12,907,315     ---

  Metropolitan
    GAC #12577        12        1,822,405      1        9,789,128     ---